Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion, dated April 7, 2021, to the Board of Directors of New England Service Company (“NESC”)as Annex D to the proxy statement/prospectus forming part of the Registration Statement on Form S-4 relating to the proposed merger of Aquarion Merger Sub, LLC with and into New England Service Company, and to the references to and description of such opinion and our firm’s name in such proxy statement/prospectus. In giving such consent, we do not admit, and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

June 4, 2021

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • fax (610) 832-5301 • www.boenninginc.com • Member FINRA/SIPC